Comparison of change in value of $10,000 investment in Dreyfus BASIC GNMA Fund and the Lehman Brothers GNMA Index


EXHIBIT A:


 PERIOD   Dreyfus BASIC   Lehman Brothers
           GNMA Fund       GNMA Index *

12/31/91     10,000          10,000
12/31/92     10,702          10,741
12/31/93     11,639          11,448
12/31/94     11,523          11,275
12/31/95     13,438          13,198
12/31/96     14,085          13,928
12/31/97     15,429          15,256
12/31/98     16,155          16,313
12/31/99     16,611          16,627
12/31/00     18,440          18,474
12/31/01     19,859          19,992


* Source: Lehman Brothers